PBF Energy Announces Pricing of $500 Million of 7% Senior Secured Notes Due 2023

PARSIPPANY, N.J.-(BUSINESS WIRE)-November 17, 2015-PBF Energy Inc. (NYSE: PBF) announced today that its indirect subsidiary, PBF Holding Company LLC (“PBF Holding”), priced $500 million in aggregate principal amount of 7% senior secured notes due 2023, in a private offering. The offering is expected to close on November 24, 2015, subject to customary closing conditions.

PBF Holding intends to use the net proceeds from the offering for general corporate purposes, including to fund a portion of the purchase price for the pending acquisition of the Torrance refinery and related logistics assets. The notes will be co-issued by PBF Finance Corporation, a wholly owned subsidiary of PBF Holding.

The notes to be offered and sold have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes purchased by the initial purchasers will be offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such states.

Forward-Looking Statements
This press release includes statements regarding this private placement and the use of proceeds therefrom that may constitute forward-looking statements. Such forward-looking statements are subject to the general risks inherent in our business and are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control, including whether the pending acquisition of the Torrance refinery and related logistics assets will occur on the anticipated timeframe, or at all. Our expectations may or may not be realized or may be based upon assumptions or judgments that prove to be incorrect. Additional information relating to the uncertainties and other factors that can affect our business and future results are discussed in the “Risk Factors” section or other sections in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by us from time to time with the Securities and Exchange Commission. The forward-looking statements are only as of the date made, and we undertake no obligation to (and expressly disclaims any obligation to) update or revise any forward-looking statement to reflect new information or events, other than as required by law.

About PBF Energy Inc.
PBF Energy Inc. (NYSE: PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in Delaware City, Delaware, Paulsboro, New Jersey, Toledo, Ohio and New Orleans, Louisiana. Our mission is to operate our facilities in a safe, reliable and environmentally responsible manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

PBF Energy Inc. also currently indirectly owns the general partner and approximately 53.7% of the limited partnership interest of PBF Logistics LP (NYSE: PBFX).

Contacts:
PBF Energy
Colin Murray (investors)
Tel: 973.455.7578
ir@pbfenergy.com

or

Michael C. Karlovich (media)
Tel: 973.455.8994
mediarelations@pbfenergy.com